Exhibit 10.2

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement (“Agreement”) effective as of the 1st day of November, 2010 (the “Effective Date”), between FRIENDFINDER NETWORKS INC. (f/k/a Penthouse Media Group Inc.) (the “Company”) having an office at 6800 Broken Sound Parkway, Boca Raton, Florida 33487 and BELL & STATON, INC., a Florida corporation, formerly Bell & Staton, LLC (the “Manager”), having an office at 6800 Broken Sound Parkway, Boca Raton, Florida 33487.

W I T N E S S E T H:

WHEREAS, the Company and Manager entered into that certain Agreement effective as of the 5th day of October, 2004 that was subsequently amended by Amendment No. 1 letter agreement dated August 17, 2005, Amendment No. 2 to Management Agreement dated August 23, 2006, and Amendment No. 3 dated October 8, 2009 (collectively, the “Management Agreement”);

WHEREAS, the Company and the Manager desire to amend and restate the Management Agreement.

WHEREAS, as of the Effective Date, this Agreement amends and restates in its entirety the Management Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Terms and Performance. For a term commencing on the Effective Date of this Agreement, and concluding upon the consummation of an underwritten initial public offering of shares of the Company’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, with either (i) aggregate gross proceeds to the Company of at least $25,000,000 or (ii) an implied pre-money equity value of the Company of at least $100,000,000 (“Qualified IPO”), the Company hereby engages the Manager to provide the management services set forth herein to the Company.”

2.           Duties. Manager shall provide the Employees to perform management services to Company and such other services with respect to the business of  Company (including, without limitation, services for parents, subsidiaries, divisions and affiliates of Company) as may from time to time be assigned to Manager by the Company’s Board of Directors.

3.           Management Fee.

3.01           Management Fee.  As compensation for the management services contemplated hereby, the Company shall pay the Manager $1,000,000 per annum (the “Management Fee”) in equal semi-monthly installments or at such other intervals as the parties shall agree.

3.02           Stock Options. The Company may grant stock options directly to the Employees, provided, however, that such stock options shall not exceed, individually or in the aggregate, six percent (6%) of the then outstanding shares of the Company’s Common Stock and Class B Common Stock, on a fully-diluted basis, after giving effect to all then outstanding securities convertible into or exercisable or exchangeable for shares of the Company’s Common Stock and Class B Common Stock.

4.           Expenses.  The Company shall pay or reimburse the Manager for all reasonable out-of-pocket expenses incurred by the Manager, accompanied by vouchers therefor in accordance with the Company’s policies, in the course of providing management services to Company.

5.           Termination. This Agreement may only be terminated prior to a Qualified IPO pursuant to the mutual written consent of the parties, unless neither of the Employees is able to provide the services contemplated hereunder, in which event, the Company may terminate this Agreement upon 30 days’ written notice.

6.           Miscellaneous.

6.01           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Manager at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the date of mailing if mailed.

6.02           Parties in Interest.  No party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

6.03           Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

6.04           Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

6.05           Entire Agreement; Modification; Waiver.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua
Ezra Shashoua,
Chief Financial Officer

BELL & STATON, INC.

/s/ Marc H. Bell
Marc H. Bell, President